Exhibit 99.1
2111 N. Franklin Dr.
Washington, PA 15301
www.communitybank.tv

CB FINANCIAL SERVICES, INC.
AUTHORIZES NEW STOCK REPURCHASE PROGRAM OF UP TO $7.5 MILLION

Washington, PA – June 10, 2021. CB Financial Services, Inc. (the “Company”) (NASDAQ: CBFV), the holding company for Community Bank, announced today that its Board of Directors has authorized a program to repurchase up to $7.5 million of the Company’s outstanding common stock, which would represent total shares of 339,673, or approximately 6.3% of the outstanding shares based on the Company’s closing stock price on June 9, 2021 if all eligible shares are repurchased. The program is effective as of June 14, 2021 and authorized through June 13, 2022.

Concurrent with the authorization of the new repurchase program the Company terminated the previously announced repurchase program authorized in November 2019 and subsequently suspended in April 2020.

Management Commentary
John H. Montgomery, President and Chief Executive Officer, stated “We remain focused on our key growth strategies for 2021, including balancing capital strength and total shareholder return. The use of our capital through this program will establish an effective mechanism for capital management, while providing additional market liquidity for our common shares outstanding. At the present time we view this as a prudent use of our liquidity while maintaining our strong capital levels, and along with a consistent quarterly dividend, demonstrates our ongoing commitment to providing fundamental value for shareholders.”

Repurchases may be transacted in the open-market or in negotiated private transactions and will be conducted pursuant to a trading plan adopted in accordance with limitations set forth in Rule 10b5-1 of the Securities and Exchange Commission. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to various factors, including but not limited to, the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates its branch network in southwestern Pennsylvania, West Virginia, and Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Forward Looking Statements
This press release contains certain forward-looking statements about the stock repurchase program. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of the Company’s common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and Community Bank, changes in the securities markets, and other factors disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

Company Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400

Investor Relations:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
Email: aprior@equityny.com

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